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                                                                     EXHIBIT 5.1


                 [OPPENHEIMER WOLFF & DONNELLY LLP LETTERHEAD]


                                November 14, 2002


OptimumCare Corporation
30011 Ivy Glenn Drive
Suite 219
Laguna Niguel, California  92677

        Re:    Registration Statement on Form S-8

Gentlemen:

        We have acted as counsel for OptimumCare Corporation, a Delaware corporation (the "Company") and in such capacity we have examined its Restated Certificate of Incorporation, Bylaws and such other corporate records, documents and proceedings, and such questions of law as we have deemed relevant for the purpose of this opinion. We have also, as such counsel, examined the Company's Registration Statement (the "Registration Statement") on Form S-8 as filed with the Securities and Exchange Commission on or about the date hereof, covering the registration under the Securities Act of 1933, as amended, of a total 850,000 shares (the "Shares") of $.001 par value common stock ("Common Stock") to be sold upon the exercise of certain of the Company's stock options.

        Upon the basis of such examination, we are of the opinion that:

        1. The Company is a corporation duly authorized and validly existing in good standing under the laws of the State of Delaware, with all requisite power to conduct the business described in the Registration Statement.

        2. The Shares registered pursuant to the Registration Statement have been duly and validly authorized and, subject to the payment therefor pursuant to the terms contemplated in the Registration Statement, such shares of Common Stock will be duly and validly issued as fully paid and non-assessable securities of the Company.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ OPPENHEIMER WOLFF & DONNELLY LLP